EXHIBIT 10.2

EXECUTION VERSION

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED DISTRIBUTION AGREEMENT is dated as of April 19, 2006 (this “Amendment”) and entered into by and among OnStar Corporation (“Distributor”), General Motors Corporation (“GM”), XM Satellite Radio Holdings Inc. (“Holdings”), and XM Satellite Radio Inc. (“XM”) (collectively the “Parties,” and each, a “Party”).

WITNESSETH:

WHEREAS, Distributor, Holdings and XM have entered into a Second Amended and Restated Distribution Agreement dated as of January 28, 2003, as amended (the “Original Agreement”);

WHEREAS, as part of XM’s refinancing efforts, XM plans to retire or replace its outstanding senior secured indebtedness with new unsecured indebtedness and convert its existing senior secured credit facility with General Motors into an unsecured facility;

WHEREAS, the Parties desire to amend the Original Agreement pursuant to the terms hereof to provide, among other things: (i) for a right of XM to defer payments owing to Distributor under the Original Agreement until December 31, 2009 in an amount not to exceed $100 million; and (ii) upon the completion of XM’s planned refinancing transactions, eliminate the ability of XM to pay up to $35 million of subscriber bounty payments in stock and increase the amount that may be deferred to $150 million; and

WHEREAS, certain capitalized terms used herein without definition shall have the respective meanings set forth in the Original Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 Addition of New Definitions. Section 1 of the Original Agreement is amended by inserting the following new definitions in alphabetical order:

“Applicable Margin” means a rate per annum equal to 8%.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Contractual Obligations” has the meaning set forth in Section 13(a).

“Debt Replacement Transaction” means a transaction in which at least 80% of the Indenture Debt outstanding as of December 31, 2005 is replaced with unsecured debt or otherwise retired or redeemed in a manner that does not result in the incurrence of new secured debt other than a new senior secured bank credit facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferral” has the meaning set forth in Section 13(a).

“Deferral Limit” means, subject to Section 13(i)(i)(a), the agreement of Distributor to permit Deferrals by XM so long as the aggregate principal amount of such Deferrals outstanding at any time does not exceed $100,000,000 less any amounts then outstanding under the GM Credit Facility.

“Deferral Period” means the period commencing on April 19, 2006 and ending upon the earliest of (i) the termination of this Agreement, (ii) the date that is six months after XM achieves Investment Grade Status and (iii) December 31, 2009.

“Excess Cash” means, for any fiscal year, the excess, if any, of (a) the sum, without duplication, of (i) consolidated net income of Holdings and its subsidiaries for such fiscal year, as reported in Holdings’ reports filed with the Securities and Exchange Commission, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such consolidated net income, (iii) decreases in consolidated working capital of Holdings and its subsidiaries for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the disposition of property by Holdings and its subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such consolidated net income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of Holdings and its subsidiaries over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such consolidated net income, (ii) the aggregate amount actually paid by Holdings and its subsidiaries in cash during such fiscal year on account of capital expenditures, (iii) the aggregate amount of all prepayments of all amounts during such fiscal year owing to: (A) Distributor under this Agreement; (B) GM under the GM Credit Facility; (C) holders of XM’s 10% Senior Secured Discount Convertible Notes due 2009; and (D) holders of XM’s 14% Senior Secured Discount Notes due 2009, (iv) the aggregate amount of all regularly scheduled principal payments of obligations made during such fiscal year with respect to the GM Credit Facility or Deferrals under this Agreement, (v) increases in consolidated working capital of Holdings and its subsidiaries for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the disposition of property by Holdings and its subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such consolidated net income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of Holdings and its subsidiaries, (viii) $10 million, and (ix) an amount equal to the amount of all funds set aside during such fiscal year solely for financing or paying the cost of (A) one or more replacement satellites, (B) other expenditures relating to infrastructure, back-office, user equipment and subscriber acquisition, and (C) research and development activities.

“Event of Default” has the meaning set forth in Section 13(h) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GM Credit Facility” means the Credit Agreement, dated as of January 28, 2003, among XM, as a borrower, Holdings, as a borrower, and GM, as lender, as amended.

“GM Revenues” means all revenues attributable to XM Receivers installed in Enabled GM Vehicles.

“Indenture Debt” means XM’s 14% Senior Secured Discount Notes due 2009, 12% Senior Secured Notes due 2010 and Senior Secured Floating Rate Notes due 2009.

“Interest Payment Date” means the 26th day of January and the 26th day of July of each calendar year; provided that (i) if any Interest Payment Date is not a Business Day, the Interest Payment Date will be deferred until the next succeeding Business Day and (ii) if any Interest Payment Date would occur after the Maturity Date, such Interest Payment Date shall be the Maturity Date.

“Interest Period” means each period commencing on and including an Interest Payment Date through, but not including, the next following Interest Payment Date.

“Interest Rate” means for any day during an Interest Period, a rate per annum equal to the LIBOR Rate in effect for such Interest Period plus the Applicable Margin.

“Investment Grade Status” means that XM receives an issuer rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate XM for reasons outside of the control of XM, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by XM as a replacement agency) or receives similar ratings from any other two nationally recognized statistical rating organizations.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“LIBOR Rate” means, for each Interest Period, the rate that is reported on the Interest Payment Date on which such Interest Period commences as the 6-month London Interbank Offered Rate in The Wall Street Journal’s listing of Money Rates, or if such newspaper shall have ceased publishing, then in any successor publication designated by the Lender.

“Maturity Date” means the earliest of (i) the termination of this Agreement, (ii) the date that is six month after XM achieves Investment Grade Status and (iii) December 31, 2009.

“New Credit Facility” means a senior secured bank credit facility of the Company initially anticipated to be $250 million expected to be entered in or about April or May 2006 but which may be increased by up to $100 million in accordance with its terms.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Parent Company Merger” means (a) a merger or consolidation of XM with or into Holdings or a merger or consolidation of Holdings with or into XM, provided that the holders of Voting Stock of Holdings immediately prior to such transaction own substantially all of the Voting Stock of the surviving entity immediately after such transaction or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of XM to Holdings or of Holdings to XM.

“Permitted Indebtedness” means senior secured debt (whether secured by a first or second lien or otherwise) that is permitted to be incurred by XM consistent with the terms of the New Credit Facility, whether as a draw under the New Credit Facility or a permitted incurrence from a third party that is not prohibited by the New Credit Facility, and whether by the terms of the New Credit Facility or with a consent or waiver from the lenders under the New Credit Facility which is obtained, provided, however, that in the event the New Credit Facility terminates prior to the end of the Deferral Period or the New Credit Facility is amended to eliminate the limitations on XM’s ability to incur senior secured debt, Permitted Indebtedness means the senior secured debt contemplated by the first clause of this paragraph prior to such termination or amendment, and provided further, that the amount of Permitted Indebtedness will not exceed $500 million, including advances under the New Credit Facility.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pre-Marketing Cash Flow” means earnings before interest income and expense, other income, income or loss from equity investments, taxes, depreciation (including amounts related to research and development) and amortization, including deferred income on Holdings’

consolidated balance sheet from XM Canada (“EBITDA”), calculated in the same manner as in consolidated financial statements contained in the reports of Holdings filed with the Securities and Exchange Commission, but excluding from such calculation (i) all marketing, advertising, subscriber acquisition and distribution expenses, (ii) compensation expenses associated with equity-based compensation for employees pursuant to SFAS No. 123R, (iii) expenses relating to the retirement of debt or other deleveraging transactions, and (iv) all GM Revenues.

“Prepayment Date” has the meaning set forth in Section 13(f).

“Request for Deferral” has the meaning set forth in Section 13(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of directors, general partners or trustees of such Person.

“XM Leasing Subsidiary” means XM Equipment Leasing LLC, a Delaware limited liability company, and any and all successors thereto.

1.2 Amendment to Section 9. Section 9(a) of the Original Agreement is hereby amended and restated as follows:

(a) Representations and Warranties.

(i) Distributor represents and warrants to and agrees with XM and Holdings that as of the date hereof:

(A) (1) It is duly organized, validly existing and in good standing under the laws of the state under which it is organized; (2) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (3) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (4) the individual executing this Agreement on its behalf has the authority to do so; and (5) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

(B) Risks of Investment. Its management recognizes that the purchase of the Class A Common Stock which may be issued in payment of interest on the Deferrals or as Subscriber Bounty Payments under Section 4(c) of this Agreement involves a high degree of risk including, but not limited to, the following: (1) an investment in Holdings is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in Holdings and accepting the Class A Common Stock; (2) Distributor may not be able to liquidate its investment; (3) transferability of the Class A Common Stock is restricted; (4) in the event of a disposition of the Class A Common Stock, Distributor could sustain the loss of its entire investment and (5) Holdings does not anticipate the payment of dividends in the foreseeable future.

(C) Investment Experience. Its management has prior investment experience, including investment in securities which are non-listed, unregistered and/or not traded on the NASDAQ National or SmallCap Market, a national or other stock exchange or on the automated quotation system of the National Association of Securities Dealers, Inc., for actively traded stocks. To the extent necessary, Distributor has retained, at its own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Class A Common Stock hereunder.

(D) Ability to Bear Risk. By reason of its management’s business or financial experience Distributor has the capacity to protect its own interests in connection with the transaction contemplated hereby, and is able to bear the economic risk which it hereby assumes.

(E) Receipt and Review of Documentation. Its management has been furnished by XM and Holdings during the course of this transaction with information regarding XM and Holdings which Distributor’s management has requested, has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of XM and Holdings concerning the terms and conditions of the Class A Common Stock, and has received any additional information which its management has requested.

(F) Acquisition for Own Account. Distributor is accepting the Class A Common Stock for its own account for investment only, and not with a view towards their distribution in violation of applicable securities laws.

(G) No Public Market; Rule 144.

(1) Its management understands and hereby acknowledges that Holdings is under no obligation to register the Class A Common Stock under the Securities Act or any state securities or “blue sky” laws.

(2) Distributor’s management acknowledges and agrees that the shares of Class A Common Stock Distributor may receive in payment of interest must be held indefinitely unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available. Distributor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Holdings, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act) and the number of shares being sold during any three-month period not exceeding specified limitations.

(H) Qualified Institutional Buyer or Accredited Investor. It is: (1) a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act) and an institutional Accredited Investor (as defined in Rule 501(a) under the Securities Act); and (2) aware that the transfer of Class A Common Stock to it is being made in reliance on the exemption from the registration requirements provided by Section 4(2) of the Securities Act and the regulations promulgated thereunder.

(I) Distributor acknowledges that each certificate representing Class A Common Stock will contain a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

Certificates evidencing Class A Common Stock shall not be required to contain such legend (i) following any sale of such Class A Common Stock pursuant to an effective registration statement covering the resale of such Class A Common Stock under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144 under the Securities Act, (iii) if such Class A Common Stock is eligible for sale under Rule 144(k), or (iv) if such legend is not, in the opinion of counsel to Holdings, required in the circumstances under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC).

(ii) Each of XM and Holdings hereby represents, warrants and agrees with Distributor that as of the date hereof:

(A) (1) It is duly organized, validly existing and in good standing under the laws of the state under which it is organized; (2) it has the power and authority to enter into this

Agreement and to perform fully its obligations hereunder; (3) the individual executing this Agreement on its behalf has the authority to do so; and (4) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

(B) The execution, delivery and performance of this Agreement by XM and Holdings in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated herein and compliance by XM and Holdings with their respective obligations hereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default (or an event that with notice or lapse of time or both would become a default) under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of either of XM or Holdings pursuant to any material contract, indenture, mortgage, note, lease or other instrument to which it is party, nor will such action result in any violation of the provisions of the certificate of incorporation, bylaws or other charter documents of either of XM or Holdings or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality, stock exchange or NASDAQ Stock Market or court, domestic or foreign, having jurisdiction over either of XM or Holdings or any of their assets or properties.

(C) Except as may be required to be obtained or made under the Securities Act and applicable state securities laws, neither XM nor Holdings are required to procure, make or file any consent, approval or authorization of, or any notice to, of filing, registration or qualification with, any court or administrative or governmental body in order to execute and deliver this Agreement and to perform its obligations hereunder.

1.3 Addition of new Section 13. The Original Agreement is amended by re-numbering Section 13 of the Original Agreement as Section 14, with all references in the Original Agreement to Section 13 now referring to Section 14, and adding the following as the new Section 13:

13. DEFERRED PAYMENTS:

(a) Deferrals. Subject to the terms of this Agreement, Distributor agrees to permit XM to defer (each, a “Deferral”, collectively, the “Deferrals”) payments owing to Distributor under any provision of this Agreement (“Contractual Obligations”) during the Deferral Period so long as the aggregate principal amount of such Deferrals outstanding at any time does not exceed the Deferral Limit.

(b) Request for Deferral. XM may effect a Deferral of a Contractual Obligation by delivering to Distributor a completed Request for Deferral in the form attached hereto as Exhibit A (a “Request for Deferral”) at any date and time not later than 3:00 p.m., New York City time on the date such Contractual Obligation is due and owing. Such Request for Deferral shall be signed by an authorized officer of XM and shall indicate the amount of the requested Deferral, a description of the Contractual Obligation for which such Deferral is being requested, and the date for such Deferral, which shall be the date on which the Contractual Obligation being deferred by such Deferral would otherwise have become due and owing (the “Deferral Date”).

Each Request for Deferral shall be irrevocable and effective only upon receipt by Distributor. In no event shall a Request for Deferral be made in respect of any amount for which a Request for Advance (as defined in the GM Credit Facility) has been delivered and honored.

(c) Interest.

(i) Interest Accrual. Interest shall accrue at the Interest Rate on a daily basis during each Interest Period on the unpaid principal amount of all Deferrals and shall be payable in arrears on each Interest Payment Date.

(ii) Default Interest. In the event XM shall fail to make any payment of the principal or interest of or on any Deferral when due, after giving effect to any applicable grace period provided for in this Agreement, XM shall pay interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof (after as well as before judgment), accruing on a daily basis, at a per annum rate equal to the sum of the Interest Rate in effect at such time plus one percent (1.0%).

(d) Payments. Each payment of principal or interest of or on any Deferral will be made to Distributor by certified or bank cashier’s check or wire transfer of immediately available funds, at such address or to such account as Distributor specifies in writing to XM at least five (5) Business Days before such payment is to be made.

(e) Payment at Maturity. The outstanding principal amount of all Deferrals, together with any accrued interest thereon, shall be due and payable in full in immediately available U.S. Dollars on the earlier of: (i) December 31, 2009, or (ii) such earlier date as the Deferrals become due and payable pursuant to this Agreement.

(f) Prepayment.

(i) Optional Prepayment. The Deferrals, including all accrued interest thereon, may be prepaid in whole or in part at any time, without premium or penalty; provided that XM shall give Distributor not less than one (1) Business Day’s written notice prior to making such prepayment, specifying the amount to be prepaid and the date of prepayment. Each such notice of prepayment shall be irrevocable upon receipt by Distributor. Any Deferrals prepaid pursuant to this Section 13(f) shall not reduce the Deferral Limit and, within the limits of such Deferral Limit, amounts of Deferrals so prepaid may be deferred pursuant to Section 13(a) hereof.

(ii) Mandatory Prepayments.

(A) XM is obligated, on or before March 31st of each calendar year (a “Prepayment Date”), to use fifty percent (50%) of Excess Cash for the fiscal year most recently then ended to prepay all or part of the amount outstanding under the GM Credit Facility. In the event that such fifty percent (50%) of Excess Cash for the fiscal year most recently then ended is greater than the amount of such prepayment, the balance shall be used, on such Prepayment Date, to prepay all or part of the amount of any outstanding Deferrals, including all accrued interest thereon, without premium or penalty, in an amount equal to the lesser of (x) such balance, and (y) the amount necessary to prepay the Deferrals in full.

(B) In the event that XM shall, without Distributor’s prior written consent, directly or indirectly, consolidate or merge with or into another entity (whether or not XM is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in any such case, other than in connection with a Parent Company Merger, then the Deferrals shall be immediately prepaid in whole, including all interest thereon, without premium or penalty.

(iii) Loan Commitment Termination. Any amounts prepaid pursuant to Section 13(f)(ii) shall permanently reduce the Deferral Limit by an equal amount and may not be reborrowed.

(g) Conditions Precedent. With respect to any Deferral, XM shall satisfy the following conditions precedent on or prior to the Deferral Date:

(i) The representations and warranties made by XM in Section 9 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects at the Deferral Date with the same force and effect as if they had been made on and as of said date, and if requested by Distributor shall be so certified by an Officer of XM.

(ii) All covenants, agreements and conditions contained in this Section 13 shall have been performed or complied with in all material respects.

(iii) XM shall have delivered to Distributor a Request for Deferral satisfying the requirements set forth in Section 13(b).

(iv) Distributor shall have received a certificate of the Chief Financial Officer, the Treasurer or any Assistant Treasurer of XM, dated the Deferral Date, certifying satisfaction of the following conditions:

(A) Pre-Marketing Cash Flow. For all Deferrals in 2007 and beyond, Holdings shall have Pre-Marketing Cash Flow of not less than the amount set forth below opposite the fiscal year most recently then ended prior to the Deferral Date for which Holdings shall have filed its report on Form 10-K with the SEC:

Fiscal Year	Pre-Marketing Cash Flow
2006	$75,000,000
2007	$375,000,000

(B) No Default or Event of Default shall have occurred and be continuing on such Deferral Date.

(v) If at the Deferral Date the GM Credit Facility is then secured (with either a first priority or subordinated security interest) and Deferrals under this Agreement do not then have the benefit of a security interest with substantially the same terms and priority as under the

GM Credit Facility, XM shall have executed such agreements or amendments and documentation as may be required to effect a security interest in favor of Distributor that is the same as under the GM Credit Facility and that has substantially the same terms and priority, and Distributor shall have received a certificate of the Chief Financial Officer, the Treasurer or any Assistant Treasurer of XM, dated the Deferral Date, certifying satisfaction of the same.

(h) Defaults and Remedies.

(i) Events of Default. An “Event of Default” occurs under this Article 13 if:

(A) XM defaults in the payment when due of interest on any Deferral and such default continues for a period of 30 days;

(B) XM defaults in the payment when due of principal of any Deferral when the same becomes due and payable at maturity or pursuant to Section 13(e) hereof or defaults under the GM Credit Facility in the payment when due of principal of any Advance (as defined therein) when the same becomes due and payable at maturity pursuant to Section 8.1(b) of the GM Credit Facility;

(C) XM fails to observe or perform any other covenant or other agreement in this Section 13 for 60 days after notice to XM by Distributor;

(D) a final nonappealable judgment or final nonappealable judgments for the payment of money are entered by a court or courts of competent jurisdiction against XM and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10,000,000 (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing);

(E) XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) generally can not pay its debts as they become due;

(F) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(3) orders the liquidation of XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(ii) Acceleration. If any Event of Default (other than an Event of Default specified in clause (E) or (F) of Section 13(h)(i) hereof with respect to XM, any Significant Subsidiary or any group of Significant Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, Distributor may declare the Deferrals to be due and payable immediately. Upon any such declaration, the principal amount of the Deferrals, together with all interest accrued thereon, shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (E) or (F) of Section 13(h)(i) hereof occurs with respect to XM, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, the outstanding principal amount of the Deferrals shall be due and payable immediately without further action or notice. Distributor may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal amount, interest or premium that has become due solely because of the acceleration) have been cured or waived.

(iii) Other Remedies. If an Event of Default occurs and is continuing, Distributor may pursue any available remedy to collect the payment of the principal and interest on the Deferrals or to enforce the performance of any provision of this Agreement.

A delay or omission by Distributor in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

(iv) Waiver of Past Defaults. Distributor may waive an existing Default or Event of Default and its consequences hereunder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(i) Planned Refinancing. If at any time following a Debt Replacement Transaction, the GM Credit Facility becomes secured (with either a first priority or subordinated security interest), then all Deferrals under this Agreement shall be entitled to the benefit of a security interest with substantially the same terms and priority as under the GM Credit Facility, including with respect to the documentation that is to be executed and implemented to create and perfect such security interest and the timing of such execution and implementation, and the parties shall amend this Agreement as needed to reflect such security interest.

In addition, if at any time following a Debt Replacement Transaction, the GM Credit Facility has the benefit of a guarantee by XM Leasing Subsidiary or other guarantee by one or more subsidiaries of XM, then, if at such time the Deferrals under this Agreement do not have the benefit of such guarantees, all Deferrals under this Agreement shall be entitled to the benefit of any such guarantees in the same manner as under the GM Credit Facility, and the parties shall amend this Agreement as needed to reflect such guarantees.

Following the consummation of a Debt Replacement Transaction:

(i) The definition of “Deferral Limit” shall be automatically amended and restated to read as follows without any further action of any of the Parties hereto:

(a) “Deferral Limit” means the agreement of Distributor to permit Deferrals by XM so long as the aggregate principal amount of such Deferrals outstanding at any time does not exceed $150,000,000 less any amounts then outstanding under the GM Credit Facility; provided however, that for so long as at least $75,000,000 aggregate principal amount of XM’s 10% Senior Secured Discount Convertible Notes due 2009 remains outstanding, the maximum aggregate principal amount of Deferrals outstanding at any time shall be $37,500,000 less any amounts then outstanding under the GM Credit Facility.

(b) Section 4 shall be automatically amended to delete the last three sentences of Section 4(c) without any further action of any of the Parties hereto.

(ii) The following shall automatically be added as Section 13(g)(vi) without any further action of any of the Parties hereto:

“(v) If XM has in place a New Credit Facility under which it is then eligible to borrow funds, XM shall have borrowed at least 75% of the amount available for borrowing under the New Credit Facility.”

(iii) The Parties acknowledge that the first paragraph of this Section 13(i) governs whether Deferrals under this Agreement would be entitled to the benefit of any security interest.

(iv) The following shall be automatically added as the last sentence of Section 4(a) to read as follows without any further action of any of the Parties hereto:

“If XM completes a Debt Replacement Transaction that raises $800 million or more in gross proceeds, not more than $560 million of which is used to retire, redeem or purchase Indenture Debt and pay costs associated with the Debt Replacement Transaction, XM shall satisfy in full the guaranteed payments it owes to Distributor for each of the 2007, 2008 and 2009 calendar years by paying to Distributor, no later than 3 business days after the closing of such Debt Replacement Transaction, $237,000,000, which amount represents the present value of such guaranteed payments, as agreed by XM and Distributor. This amount shall be paid to Distributor, unless otherwise jointly directed by Distributor and GM in a written notice to XM at least five business days before the due date of such payment.”

(v) Following the execution of the New Credit Facility, the Parties shall amend and restate the definition of “Permitted Indebtedness” hereunder to conform to the corresponding definition in the New Credit Facility.

(j) Expenses. XM will pay all reasonable expenses relating to this Section 13, including the reasonable fees and disbursements of outside counsel for Distributor with respect to this Section 13.

1.4 Amendment to Section 14. The first sentence of Section 14(a), which was previously numbered Section 13(a), is hereby amended and restated as follows:

“Either party or its authorized representative shall have the right, at its expense, to inspect, audit, and copy any such books and records of the other party, at the other party’s offices, during normal business hours upon not less than thirty (30) days’ prior written notice, that relate to the performance of the other party’s obligations hereunder. Notice of the desire to exercise audit rights pursuant to this Section 14(a) must occur within one year of the date on which the related reimbursement or payment was made.”

ARTICLE II

MISCELLANEOUS

2.1 Representations and Warranties. Each of XM and Holdings represents and warrants to Distributor and Distributor represents and warrants to each of XM and Holdings that (i) it has the power and authority to enter into this Amendment and to perform fully its obligations hereunder; (ii) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iii) the individual executing this Amendment on its behalf has the authority to do so; and (iv) the obligations created by this Amendment, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

2.2 Original Agreement. Except as specifically amended hereby, the Original Agreement shall continue to be in full force and effect and is hereby ratified by the Parties. Exhibit A to this Amendment shall be attached to and made a part of the Original Agreement.

2.3 Additional Party. GM is hereby executing this Amendment for purposes of becoming a party to the Original Agreement, as amended by this Amendment. From and after the date of this Amendment, GM shall be deemed to be a party to the Original Agreement, and from and after the date of this Amendment, GM and Distributor shall be jointly and severally liable to XM and Holdings for all obligations under the Original Agreement, as amended by this Amendment. XM and Holdings shall be jointly and severally liable to GM and Distributor for all obligations under the Original Agreement, as amended by this Amendment, provided, however, that any payments under Section 4 of the Original Agreement shall be paid by XM and Holdings only to Distributor, unless each of Distributor and GM direct Holdings and XM, in a writing signed by each of Distributor and GM and delivered to Holdings and XM at least five business days before the due date, to make all or part of the payments owing under Section 4 of the Original Agreement to GM in which case Holdings and XM shall be relieved and discharged from any obligation to make such payments to Distributor to the extent Holdings and XM make such payments to GM. Reasonably promptly following the execution of the New Credit Facility (or if no such facility is entered into within the 30 day period following the effectiveness of this Amendment, reasonably promptly following completion of such period), the parties hereto shall amend and restate the Original Agreement and the GM Credit Facility to combine them into one agreement, with GM and Distributor, on the one hand, and XM and Holdings, on the other, having joint and several rights and obligations (subject to the single payment obligation of Holdings and XM described above) thereunder, but such combination into one agreement shall not effect any other substantive changes to the agreement.

2.4 Governing Law. This Amendment and all manners or issues collateral thereto shall be governed by the laws of the State of New York, without regard to any conflicts of law principles other than New York General Obligations Law Sections 5-1401 and 5-1402.

2.5 Counterparts. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first written above.

XM SATELLITE RADIO INC.

/s/ Hugh Panero
Name:	Hugh Panero
Title:	President and Chief Executive Officer

XM SATELLITE RADIO HOLDINGS INC.

/s/ Hugh Panero
Name:	Hugh Panero
Title:	President and Chief Executive Officer

ONSTAR CORPORATION

/s/ Joseph J. McCusker
Name:	Joseph J. McCusker
Title:	Vice President and Treasurer

GENERAL MOTORS CORPORATION

/s/ Kevan Pareku
Name:	Kevan Pareku
Title:	Director, Business Development

EXHIBIT A